Exhibit 10.21

NONQUALIFIED STOCK OPTION AGREEMENT

THE TORO COMPANY 2010 EQUITY AND INCENTIVE PLAN

(GRANTS OUTSIDE THE UNITED STATES OF AMERICA)

This Agreement (this “Agreement”) dated [grant date] (the “Grant Date”), between The Toro Company, a Delaware corporation (“Toro”), and [name] (“you”) sets forth the terms and conditions of the grant to you of a nonqualified option (this “Option”) to purchase [shares granted] shares of common stock, par value $1.00 per share, of Toro (“Shares”), at an exercise price of $[grant price] per Share, under The Toro Company 2010 Equity and Incentive Plan, as amended (the “Plan”).  This Option is subject to all of the terms and conditions set forth in the Plan, this Agreement and the Nonqualified Stock Option Acceptance Agreement should you decide to accept this Option.  All of the terms in this Agreement and the Nonqualified Stock Option Acceptance Agreement that begin with a capital letter are either defined in this Agreement or in the Plan.  For purposes of this Agreement and the Nonqualified Stock Option Acceptance Agreement, any reference to “Toro” shall include any Affiliate or Subsidiary that employs you.

1.                                      Expiration Date.  This Option shall expire on [expiration date].

2.                                      Vesting.  Except as provided in Sections 3, 4 and 5 of this Agreement, this Option shall vest and become exercisable in three approximately equal installments on each of the first, second and third anniversaries after the date of grant (rounding down to the nearest whole share on the vesting date(s), if necessary).

3.                                      Effect of Termination of Employment or Service.

(a)                                 Disability.  If your employment or other service with Toro or any Affiliate or Subsidiary, as the case may be, is terminated by reason of your Disability, this Option will vest immediately, and you or your guardian or legal representative, as the case may be, may exercise this Option until the earlier of the date this Option expires or one (1) year after the date your employment or other service with Toro terminates by reason of your Disability.

(b)                                 Death.  If you die, this Option will vest immediately, and your legal representatives, heirs or legatees may exercise this Option until the earlier of the date this Option expires or one (1) year after the date of your death.

(c)                                  Retirement.  If your employment or other service with Toro or any Affiliate or Subsidiary, as the case may be, is terminated by reason of your Retirement after the last day of the fiscal year in which your grant was made, this Option will remain outstanding for a period of four (4) years after the date of your Retirement, but not later than the date this Option expires, and will continue to vest under Section 2 of this Agreement; provided, however, that if you become employed or retained to render services or assume responsibilities similar to those of the Toro position from which you retire, this Option shall automatically be canceled, expire and be forfeited.

(d)                                 Other.  If your employment or other service with Toro or any Affiliate or Subsidiary, as the case may be, is terminated for any reason other your death, Disability or Retirement, you may exercise the then vested portion of this Option, if any, for a period of three (3) months after the date your employment or other service with Toro or any Affiliate or Subsidiary, as the case may be, terminates, but not later than the date this Option expires, and any unvested portion of this Option will be canceled on the date your employment or other service with Toro or any Affiliate or Subsidiary, as the case may be, terminates.

(e)                                  Effective Date of Termination.  Notwithstanding anything to the contrary in the Plan and unless otherwise determined by the Committee in its sole discretion, your termination date shall be the date on which your active employment ceases and shall not be extended by any statutory or common law notice of termination period unless otherwise required by applicable law.

4.                                      Adverse Action.  In addition to the other rights of the Committee under the Plan, if you are determined by the Committee, acting in its sole discretion, to have taken any action that would constitute an Adverse Action, (a) all of your rights under the Plan and any agreements evidencing an Award granted under the Plan, including this Agreement evidencing this Option, then held by you shall terminate and be forfeited without notice of any kind, and (b) the Committee in its sole discretion may require you to surrender and return to Toro all or any Shares received, or to disgorge all or any profits or any other economic value (however defined by the Committee) made or realized by you, during the period beginning one (1) year prior to your termination of employment or other service with Toro, an Affiliate or a Subsidiary, in connection with any Awards granted under the Plan, including this Option, or any Shares issued upon the exercise or vesting of any Awards, including this Option.  Toro may defer the exercise of this Option for a period of up to ninety (90) days in order for the Committee to make any determination as to the existence of an Adverse Action.  This Section 4 shall not apply following a Change of Control.

5.                                      Change of Control.  In the event of a Change of Control, the provisions of the Plan applicable to a Change of Control will apply to this Option.

6.                                      Methods of Exercise.

(a)                                 In order to exercise this Option, you must deliver to Toro’s Vice President, Secretary and General Counsel or Director, Total Awards and HR Services, as applicable, a written notice of exercise in a form specified or accepted by the Committee specifying the number of whole Shares with respect to which you wish to exercise this Option, accompanied by payment in full of the exercise price for the Shares to be purchased.  Payment may be made (i) in cash; (ii) by tendering (either by actual delivery or attestation) previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the exercise price; (iii) by a cashless (broker-assisted) exercise; (iv) by a “net exercise” of this Option (as further described below); (v) by any combination of (i), (ii), (iii) and (iv); or (vi) by any other method approved or accepted by the Committee in its sole discretion.  In the case of a “net exercise” of this Option, Toro will reduce the number of Shares issued upon the exercise of this Option by the largest number of whole Shares that has a Fair Market Value on the exercise date that does not exceed the aggregate exercise price for the Shares exercised under this method (and, if applicable, any required tax withholding obligations) and will require cash payment from you for any remaining exercise price (and/or tax withholding obligations).  Shares will no longer be outstanding under this Option (and will therefore not thereafter be exercisable) following the exercise of this Option to the extent of (x) Shares used to pay the exercise price of this Option under the “net exercise,” (y) Shares actually delivered to you as a result of such exercise, and (z) any Shares withheld for purposes of tax withholding pursuant to the Plan.

(b)                                 Notwithstanding anything to the contrary in this Agreement, if you reside in a country where the local foreign exchange rules and regulations either preclude the remittance of currency out of the country for purposes of paying the exercise price, or requires Toro or any Affiliate or Subsidiary, as the case may be, and/or you to secure any legal or regulatory approvals, complete any legal or regulatory filings, or undertake any additional steps for remitting currency out of the country, Toro may restrict the method of exercise to a form of cashless exercise or such other form(s) of exercise (as it determines in its sole discretion).

(c)                                  As a condition of the grant of this Option, you agree to repatriate all payments attributable to this Option in accordance with local foreign exchange rules and regulations in your country of residence (and country of employment, if different).  In addition, you agree to take any and all actions, and consent to any and all actions taken by Toro and its Affiliates and Subsidiaries, as may be required to allow Toro and its Affiliates and Subsidiaries to comply with local laws, rules and regulations in your country of residence (and country of employment, if different).  Finally, you agree to take any and all actions that may be required to comply with your personal legal and tax obligations under local laws, rules and regulations in your country of residence (and country of employment, if different).

7.                                      EU Age Discrimination Rules.  If you are a local national of and employed in a country that is a member of the European Union, the grant of this Option and the terms and conditions governing this Option are intended to comply with the age discrimination provisions of the EU Equal Treatment Framework Directive, as implemented into local law (the “Age Discrimination Rules”).  To the extent that a court or tribunal of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, in whole or in part, under the Age Discrimination Rules, Toro, in its sole discretion, shall have the power and authority to revise or strike such provision to the minimum extent necessary to make it valid and enforceable to the full extent permitted under local law.

8.                                      General Restriction.  If at any time the Committee determines that the listing, registration or qualification of the Shares subject to this Option on any securities exchange or under any state or federal law, or the consent or approval of any government regulatory body, is necessary or desirable as a condition of, or in connection with, the issuance or purchase of Shares upon exercise of this Option, this Option may not be exercised unless such listing, registration, qualification, consent or approval has been obtained free of conditions not acceptable to the Committee.  Under certain circumstances as set forth in the Plan, if the exercise of this Option is prevented by certain provisions of the Plan, this Option will remain exercisable until thirty (30) days after the date such exercise first would no longer be prevented by such provisions, but in any event no later than the expiration date of this Option.

9.                                      Delivery and Other Laws.  Toro shall deliver appropriate and proper evidence of ownership of any Shares purchased pursuant to the exercise of this Option as soon as practicable after such exercise to the extent such delivery is then permissible under applicable law, rule or regulation, and such delivery shall discharge Toro of all of its duties and responsibilities with respect to this Option.

10.                               Income Tax and Social Insurance Contributions Withholding.

(a)                                 Regardless of any action Toro or any Affiliate or Subsidiary takes with respect to any or all income tax (including U.S. federal, state and local taxes and/or non-U.S. taxes), social insurance, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that neither Toro nor any Affiliate or Subsidiary: (i) makes any representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of this Option, including the grant of this Option, the vesting of this Option, the exercise of this Option and the subsequent sale of any Shares acquired pursuant to this Option; and (ii) commits to structure the terms of this Option or any aspect of this Option to reduce or eliminate your liability for Tax-Related Items.

(b)                                 Prior to the delivery of Shares upon the exercise of this Option, if your country of residence (and/or the country of employment, if different) requires withholding of Tax-Related Items, Toro: (i) shall withhold a sufficient number of whole Shares otherwise issuable upon the exercise of this Option that have an aggregate Fair Market Value sufficient to pay the minimum Tax-Related Items required to be withheld (in which case, the cash equivalent of such withheld Shares shall be used to settle the withholding obligation); or (ii) shall withhold an amount from your regular salary and/or wages, or from any other amounts payable to you.  In cases where Shares are withheld and the Fair Market Value of the number of whole Shares withheld is greater than the minimum Tax-Related Items required to be withheld, Toro shall make a cash payment to you equal to the difference as soon as administratively practicable.  In the event the withholding requirements are not satisfied through the withholding of Shares or through your regular salary and/or wages or other amounts payable to you, no Shares will be issued to you unless and until satisfactory arrangements (as determined by the Committee) have been made by you with respect to the payment of any Tax-Related Items which Toro determines, in its sole discretion, must be withheld or collected with respect to this Option.  By accepting the grant of this Option, you expressly consent to the withholding of Shares and/or the withholding of amounts from your regular salary and/or wages, or other amounts payable to you, as provided for hereunder.  All other Tax-Related Items related to this Option and any Shares acquired pursuant to the exercise of this Option is your sole responsibility.

(c)                                  In no event shall any withholding for Tax-Related Items exceed the minimum statutory withholding requirement.

11.                               No Transfer. You may not transfer this Option other than by will or applicable laws of descent and distribution or, if approved by the Committee, pursuant to a qualified domestic relations order entered into by a court of competent jurisdiction.

12.                               No Right to Continue Employment or Service.  Neither the Plan, this Option, nor any related material shall give you the right to continue in employment by or perform services to Toro or any Affiliate or Subsidiary or shall adversely affect the right of Toro or any Affiliate or Subsidiary to terminate your employment or service relationship with Toro or any Affiliate or Subsidiary with or without cause at any time.

13.                               Shareholder Status.  You shall have no rights as a shareholder of Toro with respect to any Shares underlying this Option until such Shares have been duly issued and delivered to you in accordance with the terms of this Agreement and the Nonqualified Stock Option Acceptance Agreement, and no adjustment shall be made for dividends of any kind or description whatsoever or for distributions of rights of any kind or description whatsoever respecting such Shares except as expressly set forth in the Plan.

14.                               Data Privacy Consent.

(a)                                 Pursuant to applicable personal data protection laws, Toro hereby notifies you of the following in relation to your personal data and the collection, processing and transfer of such data in relation to Toro’s grant of this Option and your participation in the Plan.  The collection, processing and transfer of your personal data is necessary for Toro’s administration of the Plan and your participation in the Plan.  Your denial and/or objection to the collection, processing and transfer of personal data may affect your participation in the Plan.  As such, you voluntarily acknowledge and consent (where required under applicable law) to the collection, use, processing and transfer of personal data as described herein.

(b)                                 Toro and its Affiliates and Subsidiaries hold certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any Shares or directorships held in Toro or any Affiliate or Subsidiary, details of all equity awards or any other entitlement to Shares awarded, canceled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”).  The Data may be provided by you or collected, where lawful, from third parties, and Toro and its Affiliates and Subsidiaries will process the Data for the exclusive purpose of implementing, administering and managing your participation in the Plan. The Data processing will take place through electronic and non-electronic means according to logics and procedures strictly correlated to the purposes for which Data are collected and with confidentiality and security provisions as set forth by applicable laws and regulations in your country of residence.  Data processing operations will be performed minimizing the use of personal and identification data when such operations are unnecessary for the processing purposes sought. Data will be accessible within the organization of Toro and its Affiliates and Subsidiaries only by those persons requiring access for purposes of the implementation, administration and operation of the Plan and for your participation in the Plan.

(c)                                  Toro and its Affiliates and Subsidiaries will transfer Data as necessary for the purpose of implementation, administration and management of your participation in the Plan, and Toro and its Affiliates and Subsidiaries may further transfer Data to any third parties assisting Toro and its Affiliates and Subsidiaries in the implementation, administration and management of the Plan.  These recipients may be located in the European Economic Area, or elsewhere throughout the world, such as the United States.  You hereby authorize (where required under applicable law) them to receive, possess, use, retain and transfer the Data, in electronic or other form, for purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares on your behalf to a broker or other third party with whom you may elect to deposit any Shares acquired pursuant to the Plan.

(d)                                 You may, at any time, exercise your rights provided under applicable personal data protection laws, which may include the right to (a) obtain confirmation as to the existence of the Data, (b) verify the content, origin and accuracy of the Data, (c) request the integration, update, amendment, deletion, or blockage (for breach of applicable laws) of the Data, and (d) to oppose, for legal reasons, the collection, processing or transfer of the Data which is not necessary or required for the implementation, administration and/or operation of the Plan and your participation in the Plan.  You may seek to exercise these rights by contacting your local HR manager or the Toro’s Human Resources Department.

15.                               Private Placement.  If you are a resident and/or employed outside of the United States, the grant of this Option is not intended to be a public offering of securities in your country of residence (and country of employment, if different).  Toro has not submitted any registration statement, prospectus or other filing with the local securities authorities (unless otherwise required under local law), and this Option is not subject to the supervision of the local securities authorities. No employee of Toro or its Affiliates and Subsidiaries is permitted to advise you on whether you should purchase Shares under the Plan.  Investment in Shares involves a degree of risk.  Before deciding to purchase Shares pursuant to this Option, you should carefully consider all risk factors relevant to the acquisition of Shares under the Plan and should carefully review all of the materials related to this Option and the Plan.  In addition, you should consult with your personal investment advisor for professional investment advice.

16.                               Electronic Delivery.  Toro, in its sole discretion, may decide to deliver any documents related to this Option to you under the Plan by electronic means.  You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by Toro or a third party designated by Toro.

17.                               English Language.  If you are resident outside of the United States, you acknowledge and agree that it is your express intent that this Agreement, the Plan and all other documents, notices and legal proceedings entered into, given or instituted pursuant to this Option, be drawn up in English.  If you have received this Agreement, the Plan or any other documents related to this Option translated into a language other than English, and if the meaning of the translated version is different from the English version, the meaning of the English version shall control.

18.                               Addendum.  Notwithstanding any provisions of this Agreement to the contrary, this Option shall be subject to any special terms and conditions for your country of residence (and country of employment, if different), as are forth in the applicable Addendum to this Agreement.  Further, if you transfer residence and/or employment to another country reflected in an Addendum to this Agreement, the special terms and conditions for such country will apply to you to the extent Toro determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of this Option and the Plan (or Toro may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).  Any applicable Addendum shall constitute part of this Agreement.

19.                               Additional Requirements.  Toro reserves the right to impose other requirements on this Option, any payment made pursuant to this Option, and your participation in the Plan, to the extent Toro determines, in its sole discretion, that such other requirements are necessary or advisable in order to comply with local law, rules and regulations or to facilitate the operation and administration of this Option and the Plan.  Such requirements may include (but are not limited to) requiring you to sign any agreements or undertakings that may be necessary to accomplish the foregoing.

20.                               Governing Law.  This Agreement and the Nonqualified Stock Option Acceptance Agreement shall be construed, administered and governed in all respects under and by the applicable laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation to the substantive law of another jurisdiction.

21.                               Venue.  In accepting this Option grant, you are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Minnesota of the United States of America to resolve any and all issues that may arise out of or relate to this Option and this Agreement.

22.                               Binding Effect.  This Agreement shall be binding upon Toro and you and its and your respective heirs, executors, administrators and successors.

23.                               Conflict.  To the extent the terms of this Agreement or the Nonqualified Stock Option Acceptance Agreement are inconsistent with the Plan, the provisions of the Plan shall control and supersede any inconsistent provision of this Agreement or the Nonqualified Stock Option Acceptance Agreement.

24.                               Non-Negotiable Terms.  The terms of this Agreement and the Nonqualified Stock Option Acceptance Agreement are not negotiable, but you may refuse to accept this Option by notifying Toro’s Vice President, Secretary and General Counsel, or Director, Total Rewards and HR Services, as applicable, in writing.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by The Toro Company and has been executed by you by execution of the attached Nonqualified Stock Option Acceptance Agreement.

[grant date]
By:
Chairman and CEO

NONQUALIFIED STOCK OPTION ACCEPTANCE AGREEMENT

I hereby agree to the terms and conditions governing the Option grant as set forth in the Nonqualified Stock Option Agreement, this Nonqualified Stock Option Acceptance Agreement and as supplemented by the terms and conditions set forth in the Plan.

In accepting the Option grant, I hereby acknowledge that:

(a)                                 The Plan is established voluntarily by Toro, it is discretionary in nature and it may be modified, amended, suspended or terminated by Toro at any time, unless otherwise provided in the Plan, the Nonqualified Stock Option Agreement or this Nonqualified Stock Option Acceptance Agreement;

(b)                                 The grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future Option grants, or benefits in lieu of Option grants, even if Option grants have been granted repeatedly in the past;

(c)                                  All decisions with respect to future Option grants, if any, will be at the sole discretion of Toro;

(d)                                 I am voluntarily participating in the Plan;

(e)                                  The Option grant is not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculating any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for Toro or any Affiliate or Subsidiary;

(f)                                   The future value of the Shares underlying the Option is unknown and cannot be predicted with certainty and if the Option vests and I exercise the Option in accordance with the terms of the Nonqualified Stock Option Agreement and this Nonqualified Stock Option Acceptance Agreement and am issued Shares, the value of those Shares may increase or decrease;

(g)                                  In consideration of the grant of the Option, no claim or entitlement to compensation or damages shall arise from termination of the Option or diminution in value of the Option or Shares acquired upon exercise of the Option resulting from termination of my employment or service by Toro or any one of its Affiliates or Subsidiaries (for any reason whatsoever and whether or not in breach of applicable labor laws) and I hereby irrevocably release Toro and its Affiliates and Subsidiaries from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by acceptance of the Option grant, I shall be deemed irrevocably to have waived my entitlement to pursue such claim;

(h)                                 Toro is not providing any tax, legal or financial advice, nor is Toro making any recommendations regarding my participation in the Plan, or my purchase or sale of the Shares underlying the Option; and

(i)                                     I have been advised to consult with my own personal tax, legal and financial advisors regarding my participation in the Plan before taking any action related to the Plan.

I hereby acknowledge that I have received electronically a copy of the Plan, the U.S. Prospectus relating to the Plan, the Employee Information Supplement (Tax Supplement) for my country of employment and Toro’s most recent Annual Report on Form 10-K.  I hereby agree to accept electronic delivery of copies of any future amendments or supplements to the U.S. Prospectus or any future Prospectuses relating the Plan and copies of all reports, proxy statements and other communications distributed to Toro’s security holders generally by email directed to my Toro email address.

Note:  If you do not wish to accept the Option on the terms stated in the Nonqualified Stock Option Agreement and this Nonqualified Stock Option Acceptance Agreement, please immediately contact Toro’s Vice President, Secretary and General Counsel, or Director, Total Rewards and HR Services, as applicable, to decline the grant.

ADDENDUM TO NONQUALIFIED STOCK OPTION AGREEMENT

THE TORO COMPANY 2010 EQUITY AND INCENTIVE PLAN

(GRANTS OUTSIDE THE UNITED STATES OF AMERICA)

In addition to the terms of The Toro Company 2010 Equity and Incentive Plan, as amended (the “Plan”) and the Nonqualified Stock Option Agreement (the “Agreement”), the Option is subject to the following additional terms and conditions as set forth in this addendum to the extent you reside and/or are employed in one of the countries addressed herein (the “Addendum”).  All defined terms as contained in this Addendum shall have the same meaning as set forth in the Plan and the Agreement. To the extent you transfer residence and/or employment to another country, the special terms and conditions for such country as reflected in this Addendum (if any) will apply to you to the extent Toro determines, in its sole discretion, that the application of such terms and conditions is necessary or advisable in order to comply with local laws, rules and regulations, or to facilitate the operation and administration of the Option and the Plan (or Toro may establish alternative terms and conditions as may be necessary or advisable to accommodate your transfer).

Australia

1.                                      Option Conditioned on Satisfaction of Regulatory Obligations.  If you are (a) a director of a Subsidiary incorporated in Australia, or (b) a person who is a management-level executive of a Subsidiary incorporated in Australia and who also is a director of a Subsidiary incorporated outside of the Australia, the grant of the Option is conditioned upon satisfaction of the shareholder approval provisions of section 200B of the Corporations Act 2001 (Cth) in Australia.

Italy

1.                                      Mandatory Cashless Sell-All Exercise.  Notwithstanding any provision in Section 6 of the Agreement to the contrary, if you are resident in Italy, you may exercise the Option only by means of a cashless “sell-all” exercise unless the amendments to the Italian Financial Services Act, which became effective 13 November 2012, permit the acquisition of Shares pursuant to the exercise of the Option without the involvement of an authorized financial intermediary in Italy (in which case, you may utilize any method of exercise permitted under the Agreement).  Under a cashless “sell-all” exercise, all of the Shares issuable upon the exercise of the Option will be sold and the sales proceeds (net from the payment of the option price and the withholding of any Tax-Related Items pursuant to Section 10 of the Agreement)  will be paid to you in cash.

Mexico

1.                                      Extraordinary Item of Compensation.  You expressly recognize and acknowledge that your participation in the Plan is a result of the discretionary and unilateral decision of Toro, as well as your free and voluntary decision to participate in the Plan in accord with the terms and conditions of the Plan, the Agreement and this Addendum.  As such, you acknowledge and agree that Toro may, in its sole discretion, amend and/or discontinue your participation in the Plan at any time and without any liability.  The value of the Option is an extraordinary item of compensation outside the scope of your employment contract, if any.  The Option is not part of your regular or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits, or any similar payments, which are the exclusive obligations of any Affiliate or Subsidiary.

BY SIGNING BELOW, YOU ACKNOWLEDGE, UNDERSTAND AND AGREE TO THE PROVISIONS OF THE AGREEMENT, THE PLAN AND THIS ADDENDUM.

Signature

Printed Name

Date

IMPORTANT NOTE: THIS ADDENDUM MUST BE SIGNED AND RETURNED TO THE LOCAL HR DEPARTMENT OF TORO MEXICO NO LATER THAN [INSERT].

United Kingdom

1.                                      Income Tax and Social Insurance Contribution Withholding.  The following provision shall replace Section 10 of the Agreement:

(a)                                 Regardless of any action Toro and any Affiliate or Subsidiary takes with respect to any or all income tax, primary and secondary Class I National Insurance Contributions, payroll tax, payment on account or other tax-related withholding (“Tax-Related Items”), you acknowledge that the ultimate liability for all Tax-Related Items legally due by you is and remains your responsibility and that Toro and any Affiliate or Subsidiary: (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant of the Option, the vesting of the Option, the exercise of the Option, the subsequent sale of any Shares acquired pursuant to the Option, and the receipt of any dividends; and (ii) do not commit to structure the terms of the grant or any aspect of the Option to reduce or eliminate your liability for Tax-Related Items.  Further, if you become subject to taxation in more than one country between the Grant Date and the date of any relevant taxable or tax withholding event, as applicable, you acknowledge that Toro and/or any Affiliate or

Subsidiary may be required to withhold or account for Tax-Related Items in more than one country.

(b)                                 As a condition of the issuance of Shares (or cash payment) upon exercise of the Option, Toro and/or any Affiliate or Subsidiary shall be entitled to withhold and you agree to pay, or make adequate arrangements satisfactory to Toro and/or any Affiliate or Subsidiary to satisfy, all obligations of Toro and/or any Affiliate or Subsidiary to account to HM Revenue & Customs (“HMRC”) for any Tax-Related Items.  In this regard, you authorize Toro and/or any Affiliate or Subsidiary to withhold all applicable Tax-Related Items legally payable by you from any salary/wages or other cash compensation payable to you.  Alternatively, or in addition, if permissible under local law, you authorize Toro and/or any Affiliate or Subsidiary, at its discretion and pursuant to such procedures as it may specify from time to time, to satisfy the obligations with regard to all Tax-Related Items legally payable by you by one or a combination of the following: (a) withholding otherwise deliverable Shares; (b) arranging for the sale of Shares otherwise deliverable to you (on your behalf and at your direction pursuant to this authorization); or (c) withholding from the proceeds of the sale of Shares acquired upon exercise of the Option.  If the obligation for Tax-Related Items is satisfied by withholding a number of Shares as described herein, you shall be deemed to have been issued the full number of Shares subject to the Option, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Option.

(c)                                  If, by the date on which the event giving rise to the Tax-Related Items occurs (the “Chargeable Event”), you have relocated to a jurisdiction other than the United Kingdom, you acknowledge that Toro and/or any Affiliate or Subsidiary may be required to withhold or account for Tax-Related Items in more than one jurisdiction, including the United Kingdom.  You also agree that Toro and any Affiliate or Subsidiary may determine the amount of Tax-Related Items to be withheld and accounted for by reference to the maximum applicable rates, without prejudice to any right which you may have to recover any overpayment from the relevant tax authorities.

(d)                                 You shall pay to Toro or any Affiliate or Subsidiary any amount of Tax-Related Items that Toro or any Affiliate or Subsidiary may be required to account to HMRC with respect to the Chargeable Event that cannot be satisfied by the means previously described.  If payment or withholding is not made within 90 days of the Chargeable Event or such other period as required under U.K. law (the “Due Date”), you agree that the amount of any uncollected Tax-Related Items shall (assuming you are not a director or executive officer of Toro (within the meaning of Section 13(k) of the U.S. Securities and Exchange Act of 1934, as amended), constitute a loan owed by you to any Affiliate or Subsidiary, effective on the Due Date.  You agree that the loan will bear interest at the then-current HMRC Official Rate and it will be immediately due and repayable, and Toro and/or any Affiliate or Subsidiary may recover it at any time thereafter by any of the means referred to above.  If any of the foregoing methods of collection are not allowed under applicable laws or if you fail to comply with your obligations in connection with the Tax-Related Items as described in this section, Toro may refuse to deliver the Shares acquired under the Plan.

3.                                      Exclusion of Claim. You acknowledge and agree that you shall have no entitlement to compensation or damages in consequence of the termination of your employment with any Affiliate or Subsidiary for any reason whatsoever and whether or not in breach of contract, insofar as such entitlement arises or may arise from your ceasing to have rights under or to be entitled to vesting in your Option as a result of such termination, or from the loss or diminution in value of your Option.  Upon the grant of your Option, you shall be deemed irrevocably to have waived any such entitlement.

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